EXHIBIT 1

HYPERFEED’S PRINCIPAL SHAREHOLDER EXERCISES WARRANTS

-PICO Holdings, Inc. Exercises Warrants for $305,113.79-

CHICAGO, August 22, 2002 - HyperFeed Technologies, Inc. (Nasdaq: HYPR), a provider of financial market information technology to institutional investors, brokers, traders and clearing houses, announced today that PICO Holdings, Inc., the principal shareholder of the Company, exercised three previously issued Common Stock Purchase Warrants.  In accordance with the terms of the Warrants, PICO acquired 949,032 shares of HyperFeed Technologies, Inc. common stock for $305,113.79 or  $0.3215 per share, the average closing bid price for the twenty trading days preceding the date of exercise, which was Monday, August 19.

According to Jim Porter, HyperFeed’s Chairman and CEO,  “PICO’s investment demonstrates its optimism and support for HyperFeed’s technology, direction and prospects for long term growth.”

John Hart, President, CEO and Director of PICO, feels that HyperFeed’s technology speaks for itself.  He states, “The recent increase in volatility and record trading volumes of the markets confirm the superiority of HyperFeed’s technology.  In particular we have been impressed by comments made by various proprietary trading firms as to HyperFeed’s speed and accuracy advantages.  These factors combined with HyperFeed’s initiative to aggressively pursue new and expanded markets that will benefit from their technology encouraged us to exercise options at this time.”

Porter further adds, “This vote of confidence illustrates PICO’s faith in our management team and continuing commitment towards HyperFeed’s ability to become a dominant player in the next generation of financial services providers.  It also embraces our new Executive Vice President, Paul Pluschkell, and his mandate to structure agreements and partnerships that leverage HyperFeed’s core ticker plant technology with large financial institutions.”

PICO Holdings, Inc., along with its wholly owned subsidiary, now owns a total of 11,026,888 common shares; 44.3% of HyperFeed Technologies, Inc.’s total outstanding shares of common stock.  PICO and its subsidiaries still hold Warrants to acquire 3,106,163 shares of HyperFeed common stock at $1.575 per share.

About HyperFeed Technologies, Inc.

HyperFeed provides market data and technology designed specifically to support the wide variety of trading styles its clients use to maintain their competitive edge.  Beginning with a comprehensive understanding of the diverse needs of the financial equities industry, the Company applies advanced technologies to the processing, delivery, distribution and display of financial market data. HyperFeed® Market Data, one of the fastest, most complete and most reliable data feeds in the industry can be fed into a variety of online, desktop and third party applications. Each application is designed specifically to adapt to the specific needs of the client.

For more information, please visit HyperFeed’s web site at www.hyperfeed.com <http://www.hyperfeed.com/>.

Safe Harbor Disclosure

The statements made herein that are not historical in nature are intended to be and are identified as “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, particularly in reference to statements regarding our expectations, plans and objectives.  Forward-looking statements may be impacted by a number of factors, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Our filings with the Securities and Exchange Commission identify factors that could cause material differences.  Among these factors are our ability to: i) fund our current and future business strategies either through continuing operations or external financing; ii) attract and retain key employees; iii) compete successfully against competitive products and services; iv) maintain relationships with key suppliers and providers of market data; and v) respond to the effect of economic and business conditions generally.  The Company cautions readers that forward-looking statements, including and without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, income and margin are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements due to any number of risk factors.